Exhibit 3.1

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

TXCO RESOURCES, INC.

Adopted May 15, 2009

The Amended and Restated Bylaws (the “Bylaws”) of TXCO Resources, Inc. (the “Corporation”) are amended as follows:

1.           Section 1 of Article VI of the Bylaws is amended and restated to read in its entirety as follows:

Officers.  The officers of the Corporation shall be elected by the Board of Directors and shall be a Chief Executive Officer, a President, a Controller and a Secretary.  The Board of Directors may also choose a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers. Any two (2) or more offices may be held by the same person.

2.           Section 12 is hereby added to Article VI of the Bylaws as follows:

Controller.  The Controller of the Corporation shall be the principal accounting officer of the Corporation.

IN WITNESS WHEREOF, the undersigned Secretary of the Corporation certifies that the foregoing amendments to the Bylaws were duly adopted by the Board of Directors on May 15, 2009.

Dated: May 15, 2009

TXCO RESOURCES, INC.

By:           /s/ M. Frank Russell

M. Frank Russell, Secretary